Exhibit 99.1

GrafTech Reports Fourth Quarter and Year Ended 2010 Results

  Full year net sales* increased 50 percent year-over-year to $988 million in 2010.
  Operating income* improved 85 percent to $174 million as compared to 2009.
  Net income* more than doubled year-over-year to $146 million, or $1.20 per diluted share.
  Completed strategic acquisitions of Seadrift Coke and C/G Electrodes.

PARMA, Ohio--(BUSINESS WIRE)--February 24, 2011--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2010.

As noted below, certain of the following financial results are presented on a pro forma basis, excluding all impacts of the acquisitions.

2010 Full Year Review

  As announced on November 30, 2010, GrafTech successfully completed the acquisitions of Seadrift Coke L.P. (Seadrift), the world’s second-largest producer of petroleum-based needle coke, and C/G Electrodes LLC (St. Marys), a US-based graphite electrode producer. These acquisitions significantly strengthen our business model, position us as the graphite electrode industry’s low-cost producer and allow us to better serve our customers.
  Net sales increased to $1,007 million, or $988 million excluding the impact of the acquisitions, versus 2009 net sales of $659 million.
  Operating income improved to $159 million, or $174 million excluding the impact of the acquisitions. This compares to operating income of $99 million in 2009, or $95 million excluding $4 million from a gain associated with the settlement of a contingent liability in 2009.
  Net income was $175 million (including a $30 million non-cash deferred tax valuation allowance release) or $1.42 per diluted share, versus $13 million or $0.10 per diluted share in 2009. Adversely impacting net income in 2009 was a charge of $53 million related to the non-cash impairment in the value of our investment in Seadrift.

  On an operating basis, net income excluding the impact of the acquisitions and other special items* was $146 million or $1.20 per diluted share, as compared to $63 million or $0.52 per diluted share in 2009.
  Net cash provided by operating activities was $145 million, versus $170 million in 2009. The decline year-over-year was primarily driven by a $42 million increase in working capital to support higher sales volumes and $14 million in customary acquisition related expenditures.
  Net debt* at year end 2010 was $288 million, including $130 million drawn on the revolver and $143 million of non-interest bearing Senior Subordinated Notes used to fund the acquisitions of Seadrift and St. Marys.
  Also announced earlier this year, GrafTech successfully completed the refinancing of its principal revolving credit facility. The new $260 million revolver represents a $45 million increase over the prior facility and extends the maturity date to April 29, 2013. The facility has an accordion feature that enables it to be increased to up to $390 million to provide additional capacity to fund future growth.

GrafTech Chief Executive Officer Craig Shular commented, “The year 2010 proved to be historic for our Company. We successfully completed the acquisitions of Seadrift and St. Marys, both of which are strategic assets positioned to propel future growth for our Company. These are the first major acquisitions in GrafTech’s history and are important to generating sustainable long-term value for our shareholders and better serving our customers’ needs. Following the completion of the acquisitions, we exited the year with a solid balance sheet well-positioned to capitalize on opportunities for growth as the global economies continue to recover.”

Seadrift, St. Marys Integration Update

The Seadrift and St. Marys integration process is well underway and progressing as planned. Consistent with our prior indications, our current expectation is that Seadrift and St. Marys will contribute earnings before interest, tax, depreciation and amortization (EBITDA), after synergies, of approximately $90 million in 2011. Additionally, our assessment of operational, tax and working capital synergies potential is consistent with our earlier expectations. At Seadrift, our teams have been working collaboratively to deliver on our stated objective to produce the highest quality needle coke, best suited to make premium grade electrodes. At St. Marys, our teams are focused on identifying leading practices and replicating them across our global platform.

Mr. Shular commented, “We have inherited two great teams. The cultural fit of our companies is excellent – our values around safety, ethics, teamwork, driving for results and continuous improvement are well aligned. In fact, Seadrift was recently awarded OSHA’s top award for their exceptional performance and proactive approach to safety standards in the workplace.”

Both Seadrift’s and St. Marys’ results for December are included in our Industrial Materials segment results for the fourth quarter and will be reflected as part of this segment going forward.

2010 Fourth Quarter Highlights

  Net sales increased to $281 million, or $262 million excluding the impact of the acquisitions. This compares to net sales of $202 million in the fourth quarter of 2009.
  Operating income was $36 million, or $39 million excluding the impact of the acquisitions (primarily customary transaction expenses). This compares to operating income of $46 million, or $42 million excluding a gain associated with the settlement of a contingent liability in the fourth quarter of 2009. The $3 million year-over-year decline in adjusted operating income was primarily due to the realization of lower graphite electrode selling prices in the current quarter.
  In the fourth quarter of 2010, net income was $78 million (including a $30 million non-cash deferred tax valuation allowance release) or $0.60 per diluted share, as compared to $34 million or $0.28 per diluted share in the fourth quarter of 2009.
  On an operating basis, net income excluding the impact of the acquisitions and other special items* in the fourth quarter of 2010 was $39 million or $0.32 per diluted share, versus $31 million or $0.26 per diluted share in the fourth quarter of 2009. Net income in the current quarter was favorably impacted by a lower effective tax rate relative to our prior guidance. The improvement in the rate resulted from the realization of a portion of the anticipated acquisition related tax synergies and benefitted earnings by approximately $0.06 per share in the quarter.

Industrial Materials Segment

The Industrial Materials segment’s net sales were $234 million, or $215 million excluding the impact of the acquisitions in the fourth quarter of 2010. This compares to net sales of $167 million in the fourth quarter of 2009. Net sales in the quarter increased primarily as a result of higher graphite electrode sales volume, partially offset by lower average graphite electrode selling prices.

Operating income for the Industrial Materials segment was $30 million in the fourth quarter of 2010, or $33 million excluding the impact of the acquisitions. This compares to operating income of $42 million in the same period in 2009, or $38 million excluding the gain on settlement of a contingent liability. The decline year-over-year was primarily due to lower graphite electrode selling prices and unfavorable currency movement, offset in part by higher graphite electrode sales volume.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $47 million in the fourth quarter of 2010, as compared to $35 million in the fourth quarter of 2009. The increase in revenue was due to higher sales volume across multiple product lines including solar, oil and gas, transportation and electronics.

Operating income for the Engineered Solutions segment was $6 million in the fourth quarter of 2010, as compared to $4 million in the fourth quarter of 2009. The increase in operating income was primarily the result of higher sales volume across multiple product lines and a favorable product mix.

Mr. Shular commented, “Our Engineered Solutions business has grown from essentially a break-even business in 2006 to a solid contributor today in a still recovering economic environment. Sales in 2010 nearly reached our historical segment record revenue in 2008 of $181 million.”

Corporate

Selling and administrative, and research and development expenses were $36 million, or $30 million excluding the impact of the acquisitions. This compares to overhead expense in the fourth quarter of 2009 of $21 million, or $25 million excluding the gain on settlement of a contingent liability. The year-over-year $5 million increase in adjusted overhead was driven primarily by previously announced internal growth initiatives, including $3 million higher expense related to our plans to improve our sales and marketing coverage and $1 million in increased research and development expense.

Other income, net, was $3 million in the fourth quarter of 2010, as compared to other income, net, of $7 million in the same period in 2009. The change is largely due to the remeasurement of intercompany loans, which generated a non-cash gain of approximately $3 million in the current reported quarter, as compared to a non-cash gain of approximately $6 million in the prior year.

2011 First Quarter Highlights

On February 9, 2011, we acquired the business and assets of Micron Research Corporation, a privately held producer of super fine grain graphite, for $6.5 million. Micron employs a unique technology to manufacture graphite materials suitable for applications in the solar, electronics, electronic discharge machining (EDM) and medical industries.

Mr. Shular commented, “We are pleased to add the Micron technology and team to GrafTech’s platform. This addition fills a gap in our technology portfolio and is very complementary to our existing Engineered Solutions product offering. Micron is the first external growth initiative in this business and will aid in continuing to propel our Engineered Solutions segment forward.”

Outlook

Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world output is projected to expand an average of 4.5 percent in 2011. However, degrees of growth will vary in both advanced and emerging economies. IMF notes that advanced economies are expected to continue to grow at a subdued pace, while emerging economies are anticipated to advance at a more rapid pace given robust internal demand and strong capital inflows. However, downside risks remain to the stability of the global recovery.

According to the World Steel Association’s published reports, global steel operating rates were roughly flat in the fourth quarter of 2010 at 75 percent capacity utilization, as compared to the third quarter of 2010. For the full year 2010, global steel operating rates were 77 percent given stronger first half production levels relative to the second half of 2010. Total steel production levels are expected to improve in 2011; however, operating rates in the primary markets we serve are anticipated to remain below pre-crisis levels.

We expect 2011 results to benefit from improved volumes in our graphite electrode business; however, this impact will be partially offset due to pressure on average graphite electrode selling prices. As a result, in 2011, we are targeting EBITDA1 to be in the range of $285 million to $315 million, which includes the impact of inventory step-up costs and intercompany profit in inventory on sales of needle coke. This represents an increase of approximately 40 percent over 2010. We also anticipate that our operating rates in 2011 will continue to improve from the fourth quarter average utilization rate of 75 percent as we move throughout the year in response to increased demand in an improving global economy.

We expect that the first quarter will be our weakest quarter of the year with EBITDA targeted to be in the range of $50 million to $55 million. Negatively impacting first quarter 2011 EBITDA will be approximately $11 million in intercompany profit in inventory elimination on sales of needle coke and $3 million in related inventory step-up costs. The margin benefit of first quarter intercompany needle coke sales to our graphite electrode facilities will not be recognized until finished products are sold to third parties.

In the second quarter of 2011, we expect to incur an incremental $5 million in intercompany profit in inventory elimination related to needle coke sales and $1 million in inventory step-up costs, at which time the impact of these items will be stabilized. As we move throughout the year, the benefit of the backward integration with Seadrift will become more apparent as the inventory begins to flow through to our results and the impact of the inventory step-up costs have been fully recognized.

For the full year 2011, we are targeting cash flow from operations to be in the range of $185 million to $215 million, an improvement of approximately 40 percent. On the capital front, we are targeting expenditures of approximately $135 million to $150 million in 2011, as we fund internal Engineered Solutions growth initiatives, support Seadrift’s and St. Marys’ quality improvement plans and improve operational efficiency across our global platform. We are targeting 2011 overhead expense to be in the range of $145 million to $155 million. The year-over-year increase largely relates to $17 million amortization of acquisition related intangibles and $10 million higher administrative expense due to the inclusion of the Seadrift and St. Marys teams.

Finally, we are targeting interest expense in the range of $18 million to $20 million, depreciation and amortization expense of approximately $85 million, an effective tax rate in the range of 22 percent to 24 percent and a fully diluted share count of approximately 146 million shares.

Mr. Shular concluded, “We are confident in the growth prospects of our Company and will continue to invest, both internally and externally, to best position ourselves to capitalize on future growth as the global economies continue to recover.”

In summary, based on IMF projections and other economic forecasts described above, we would expect the following targeted results in 2011, including the acquisitions of Seadrift and St. Marys and related purchase price accounting:

  EBITDA in the range of $285 million to $315 million;
  Overhead expense (selling and administrative, and research and development expenses) in the range of $145 million to $155 million;
  Interest expense in the range of $18 million to $20 million;
  Capital expenditures of approximately $135 million to $150 million;
  Depreciation expense of approximately $85 million;
  An effective tax rate in the range of 22 percent to 24 percent;
  Cash flow from operations in the range of $185 million to $215 million;
  Fully diluted share count of approximately 146 million shares.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 14 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2011; the impact of acquired businesses; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; future operational performance; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; the integration of Seadrift and St. Marys into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2010 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

1 EBITDA is defined as operating income plus depreciation and amortization.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2009	At December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$50,181	$13,096
Accounts and notes receivable, net of allowance for doubtful accounts of $4,545 at December 31, 2009 and $3,892 at December 31, 2010	117,495	179,755
Inventories	245,511	340,418
Loan to non-consolidated affiliate	6,000	-
Prepaid expenses and other current assets	9,711	12,615
Total current assets	428,898	545,884

Property, plant and equipment	982,173	1,328,004
Less: accumulated depreciation	610,182	635,530
Net property, plant and equipment	371,991	692,474
Deferred income taxes	11,437	6,746
Goodwill	9,037	499,238
Other assets	7,298	168,700
Investment in non-consolidated affiliate	63,315	-
Restricted cash	632	141
Total assets	$892,608	$1,913,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,928	$69,930
Short-term debt	1,113	155
Accrued income and other taxes	38,977	30,019
Supply chain financing liability	14,404	24,959
Other accrued liabilities	91,907	95,580
Total current liabilities	180,329	220,643

Long-term debt	1,467	275,799
Other long-term obligations	108,267	114,728
Deferred income taxes	25,486	72,287

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 124,027,399 shares issued at December 31, 2009 and 149,063,197 shares issued at December 31, 2010	1,240	1,491
Additional paid-in capital	1,300,051	1,782,859
Accumulated other comprehensive loss	(305,644)	(309,565)
Accumulated deficit	(305,202)	(130,134)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2009 and 4,081,134 at December 31, 2010	(112,511)	(113,942)
Less: common stock held in employee benefit and compensation trusts, 71,493 shares at December 31, 2009 and 76,259 shares at December 31, 2010	(875)	(983)
Total stockholders’ equity	577,059	1,229,726
Total liabilities and stockholders’ equity	$892,608	$1,913,183

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2010	2009	2010

Net sales	$202,365	$281,239	$659,044	$1,006,993
Cost of sales	135,607	209,745	467,939	717,637
Gross profit	66,758	71,494	191,105	289,356

Research and development	2,120	3,069	10,168	12,330
Selling and administrative expenses	19,006	32,432	82,325	117,844
Operating income	45,632	35,993	98,612	159,182

Equity in losses (earnings) of, write-down of investment in and gain recorded on acquisition of non-consolidated affiliate	1,145	(12,174)	55,488	(14,500)
Other (income) expense, net	(6,578)	(3,024)	1,868	(4,768)
Interest expense	1,373	2,013	5,609	5,076
Interest income	(495)	(105)	(1,047)	(1,333)

Income before provision for income taxes	50,187	49,283	36,694	174,707
Provision (benefit) for income taxes	15,879	(28,323)	24,144	(361)
Net income	$34,308	$77,606	$12,550	$175,068

Basic income per common share:
Net income per share	$0.29	$0.60	$0.10	$1.43
Weighted average common shares outstanding	120,024	128,863	119,707	122,621

Diluted income per common share:
Net income per share	$0.28	$0.60	$0.10	$1.42
Weighted average common shares outstanding	121,134	129,816	120,733	123,453

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2010	2009	2010

Cash flow from operating activities:
Net income	$34,308	77,606	12,550	175,068
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	8,832	13,489	32,737	42,664
Deferred income tax provision (benefit)	1,983	(30,786)	(8,846)	(28,260)
Equity in losses (earnings) of, write-down of investment in and gain recorded on acquisition of non-consolidated affiliate	1,146	(12,174)	55,489	(14,500)
Post-retirement and pension plan changes	(293)	2,272	6,395	9,912
Currency (gains) losses	(4,506)	(2,867)	629	(7,153)
Stock-based compensation, including incentive compensation paid in company stock	888	2,402	6,845	7,355
Interest expense	326	1,200	1,366	2,620
Other charges, net	(8,203)	3,234	6,463	4,299
Dividends from non-consolidated affiliate	-	-	122	-
Decrease (increase) in working capital*	19,915	37,377	67,608	(41,790)
(Increase) decrease in long-term assets and liabilities	(5,770)	(858)	(11,029)	(5,293)
Net cash provided by operating activities	48,626	90,895	170,329	144,922

Cash flow from investing activities:
Capital expenditures	(15,676)	(34,594)	(56,220)	(86,049)
Loan to non-consolidated affiliate	-	-	(6,000)	6,000
Proceeds (payments) from derivative instruments	551	(2,087)	984	(1,109)
Net change in restricted cash	1,818	1,020	819	491
Cash paid for acquisitions net of cash acquired of $8,240	-	(241,204)	-	(241,204)
Other	195	44	307	319
Net cash used in investing activities	(13,112)	(276,821)	(60,110)	(321,552)

Cash flow from financing activities:
Short-term debt reductions, net	(8,901)	18	(8,128)	(850)
Revolving Facility borrowings	-	165,000	124,715	165,000
Revolving Facility reductions	-	(35,000)	(155,231)	(35,000)
Proceeds from long-term debt	-	-	1,837	-
Principal payments on long-term debt	(6)	-	(20,041)	(56)
Supply chain financing	14,404	(501)	(15,711)	10,555
Proceeds from exercise of stock options	562	2,767	651	3,901
Purchase of treasury shares	-	(249)	-	(1,431)
Excess tax benefit from stock-based compensation	114	905	124	1,864
Long-term financing obligations	(276)	(291)	(1,091)	(1,148)
Revolver facility refinancing cost	-	(85)	-	(4,595)
Net cash provided by (used in) financing activities	5,897	132,564	(72,875)	138,240

Net increase (decrease) in cash and cash equivalents	41,411	(53,362)	37,344	(38,390)
Effect of exchange rate changes on cash and cash equivalents	105	(45)	1,173	1,305
Cash and cash equivalents at beginning of period	8,665	66,503	11,664	50,181
Cash and cash equivalents at end of period	$50,181	13,096	50,181	13,096

* Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$(5,977)	2,529	58,210	(39,780)
Effect of factoring of accounts receivable	(8,275)	-	(24,268)	(1,115)
Inventories	6,811	25,333	69,630	(13,641)
Prepaid expenses and other current assets	1,500	1,135	904	(1,719)
Restructuring payments	(23)	(185)	(35)	(809)
Increase (decrease) in accounts payables and accruals	25,858	8,292	(35,908)	15,029
Increase (decrease) in interest payable	21	273	(925)	245
Decrease (increase) in working capital	$19,915	37,377	67,608	(41,790)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2010	2009	2010

Net sales:
Industrial Materials	$167,051	$234,498	$538,126	$833,892
Engineered Solutions	35,314	46,741	120,918	173,101
Total net sales	$202,365	$281,239	$659,044	$1,006,993

Segment operating income:
Industrial Materials	$41,832	$30,162	$88,818	$140,997
Engineered Solutions	3,800	5,831	9,794	18,185
Total segment operating income	$45,632	$35,993	$98,612	$159,182

Operating income margin:
Industrial Materials	25.0%	12.9%	16.5%	16.9%
Engineered Solutions	10.8%	12.5%	8.1%	10.5%
Total operating income margin	22.5%	12.8%	15.0%	15.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net income and earnings per share reconciliation

	For the		For the
	Three Months Ended		Three Months Ended
	December 31, 2009		December 31, 2010

	Income	EPS Impact	Income	EPS Impact
Net income	$34,308	$0.28	$77,606	$0.60
Adjustments, net of tax, per diluted share
- Seadrift/ St. Marys operating income	-	-	(253)	-
- Seadrift/ St. Marys transaction related costs	-	-	2,863	0.01
- Gain on step-up of 18.9% interest in Seadrift	-	-	(9,556)	(0.07)
- Interest expense on Revolver Borrowings and Senior Subordinated Notes related to acquisitions	-	-	1,252	0.01
- Valuation allowance release related to acquisitions	-	-	(30,267)	(0.23)
- Impact of shares issued for acquisitions	-	-	-	0.02
- Non-recurring tax adjustments	5,874	0.05	-	-
- Settlement of contingent liability	(2,987)	(0.02)	-	-
- FX (Gain)/Loss (mainly related to remeasurement of intercompany loans)	(5,819)	(0.05)	(2,853)	(0.02)
Net income before special items	$31,376	$0.26	$38,792	$0.32

	For the		For the
	Twelve Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2010

	Income	EPS Impact	Income	EPS Impact
Net income	$12,550	$0.10	$175,068	$1.42
Adjustments, net of tax, per diluted share
- Seadrift impairment	52,830	0.44	-	-
- Seadrift/ St. Marys operating income	-	-	(253)	-
- Seadrift/ St. Marys transaction related costs	-	-	15,211	0.13
- Gain on step-up of 18.9% interest in Seadrift	-	-	(9,556)	(0.08)
- Interest expense on Revolver Borrowings and Senior Subordinated Notes related to acquisitions	-	-	1,252	0.01
- Valuation allowance release related to acquisitions	-	-	(30,267)	(0.25)
- Impact of shares issued for acquisitions	-	-	-	0.02
- Settlement of contingent liability	(2,987)	(0.02)	-	-
- FX (Gain)/Loss (mainly related to remeasurement of intercompany loans)	129	-	(5,796)	(0.05)
Net income before special items	$62,519	$0.52	$145,659	$1.20

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. As to the exclusion of the post November 30, 2010 acquisition results of Seadrift and St. Marys and impact of these acquisitions for the periods presented, management believes the information better presents GrafTech’s results on a comparative basis versus the prior year periods presented. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

12/31/2010

Long-term debt	$275,799
Short-term debt	155
Supply chain financing	24,959
Total debt	$300,913

Less:
Cash and cash equivalents	13,096
Net Debt	$287,817

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes cash and cash equivalents from net debt. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Associate Director, Investor Relations